SEPARATION AND GENERAL RELEASE

This Separation and General Release (“Separation Agreement”) is made and entered into on May 12, 2008 (the “Execution Date”) by and between the undersigned (“Releasor”) an individual residing at the address set forth beneath his or her name below and Bonds.com Group, Inc., Bonds.com Holdings, Inc., and Bonds.com Inc., (collectively and together with their affiliates, the “Companies” and together with the Releasor, the “Parties”). This Separation Agreement supersedes another Separation Agreement dated May 9, 2008 (the “Revoked Agreement”) that was revoked by Releasor prior to the date that such Revoked Agreement became effective.

1.  RELEASE.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Releasor, on its own behalf and on behalf of its successors, assigns, predecessors, subsidiaries, parents, affiliates and other related entities, as applicable, hereby releases, waives, acquits and discharges the Companies and their respective successors, assigns, predecessors, officers, directors, stockholders, agents, affiliates and other related entities (collectively, the “Released Parties”) of and from all actions, claims, charges demands, damages, debts, losses, liabilities, indebtedness, cause of action either at law or equity and obligations of whatever conceivable kind, character or nature, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever existing or occurring from the beginning of the world to the date hereof, including without limitation all claims or other actions relating to, arising from or in connection with the Releasor’s employment with the Companies, separation of employment with the Companies, the execution of this Separation Agreement and any claim for equity, options or other securities of the Companies. Such released claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act (all as amended), relevant employment laws and regulations of the State of Florida, and the law of contract and tort, and any claim for attorneys’ fees. In short, Releasor agrees not to bring any lawsuits or claims of any kind against the Companies or any of the Released Parties and will not accept the benefits of any lawsuits or claims of any kind brought on his or her behalf against the Companies or any of the other Released Parties.

2.  PAYMENT OF SEPARATION AMOUNT; HOUSING ALLOWANCE.

A.  Upon the Effective Date (as defined below) of this Separation Agreement, Bonds.com Holdings, Inc. shall make a payment on behalf of the Companies in consideration for the Releasor entering into this Separation Agreement in the form of a check in the amount of $27,500 less applicable taxes and deductions, representing approximately one month base salary at your current base salary rate (the “Separation Amount”). It is hereby acknowledged and agreed that absent this Separation Agreement that the Companies would have no obligation to pay such Separation Amount to the Releasor and such Separation Amount is good and adequate consideration for the Releasor entering into this Separation Agreement and sufficiency of which is hereby acknowledged. Additionally for the months of May, June and July, Bonds.com Holdings will pay an additional $1,500 as a healthcare allowance. This shall bring the entire sum owed to $29,000.

B.   Bonds.com Holdings, Inc. shall continue to pay $1,600 per month toward the lease of a residence located at 1917 NE 1st Street, Deerfield Beach, FL 33441 up to and through July 31, 2008. Releasor hereby agrees to: (i) vacate such premises on or before July 31, 2008 and (ii) be responsible for all damage or destruction to such residence (other then normal wear and tear) up to and through the date that Releasor vacates such residence. Subject to the full and complete fulfillment by the Releasor of the provisions contained in the prior sentence, Bonds.com Holdings, Inc. agrees to make such arrangements as are reasonably necessary to cause the landlord of such residence to remove the Releasor from further responsibility or obligation with respect to the lease of the residence.

3. CONFIDENTIALITY; RETURN OF COMPANY PROPERTY; NON DISPARAGEMENT.

The Releasor shall not make any public announcements concerning the existence of this Separation Agreement or the terms hereof (including without limitation the Separation Amount) or otherwise disclose any Confidential Information (as defined below); provided, however, that the Releasor shall have the right to disclose this Separation Agreement, the terms hereof and Confidential Information; (i) as explicitly required by any court or other governmental body; provided that Releasor notifies the Companies in advance in order to enable the Companies to seek a protective order or (ii) in confidence to legal counsel of such Party. For purposes of this Agreement, the term “Confidential Information” means the Companies’ proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Companies on whom Releasor called or with whom Releasor became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans, financial information or other business information. Confidential Information includes, but is not limited to, information pertaining to any aspect of the Companies business which is either information not known by actual or potential competitors of the Companies or other third parties not under confidentiality obligations to the Companies, or is otherwise proprietary information of the Companies or its customers or suppliers, whether of a technical nature or otherwise.

Releasor simultaneously herewith is returning to the Companies all reports, files memoranda, records and software, laptops, computer equipment, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals and other physical or personal property that Releasor received in connection with his or her employment with the Companies that he or she has in his or her possession and will not retain any copies, duplicates, reproductions or excerpts thereof.

Releasor further agrees not to publicly make any disparaging remarks regarding the Companies, their affiliates or their products or services. In the event of any breach or threatened breach of this Section 3 by the Releasor, the parties agree that the Companies would be irreparably harmed and shall therefore be entitled to seek specific performance and other equitable relief without the necessity of posting a bond. Furthermore, in the event of any breach by the Releasor of this Section 3, the Companies shall be entitled, in addition to any other remedies available in law, equity or otherwise, the immediate refund of the Separation Amount by the Releasor.

4. NO ADMISSION OF LIABILITY

The parties agree that nothing about this Separation Agreement, or its contents, constitutes any admission of wrongdoing or liability whatsoever by the Companies or any of the other Released Parties.

5. AGREEMENT AS DEFENSE OR BAR

Releasor agrees on its own behalf and that of its successors and assigns that this Separation Agreement may be asserted by any Released Party as a full and complete defense to any subsequent claim by Releasor or its successors or assigns that may constitute a Released Claim.

6. MISCELLANEOUS

A.     Attorneys’ Fees and Costs. The parties agree that in the event of a breach of this Separation Agreement any Party, the non-breaching Party shall be entitled to the reasonable attorneys’ fees and costs incurred in enforcing the Separation Agreement.

B.     Notice and Service. All notices or correspondence to be given pursuant to this Separation Agreement or relating to this Separation Agreement shall be served to the address set forth beneath each of the parties’ names hereto.

C.      Governing Law. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to those provisions governing conflicts of law. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts situated in Palm Beach County, Florida and waive any claim to forum non convenience.

D.      Compliance with Laws. Each Party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Separation Agreement.

E.  No Waiver. Failure of a Party to enforce a right under this Separation Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

F.     Severability. The provisions of this Separation Agreement are contractual, not mere recitals, and shall be construed severably such that, if any provision or part thereof shall at any time be prohibited by or invalid under applicable law, such provision or part shall remain in force to the fullest extent allowed by law and all other provisions shall remain in full force and effect.

G.     Counterparts. This Separation Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and shall be binding and effective immediately upon the execution by all parties of one or more counterparts.

H.     Entire Agreement. This Separation Agreement constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the parties, whether oral or written, regarding such subject matter; including without limitation the Revoked Agreement. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

I.     Third Party Beneficiaries. Each of the Released Parties shall be deemed a third party beneficiary of this Separation Agreement.

J.     Construction and Joint Preparation.

(i)     This Separation Agreement shall be construed together to effectuate the mutual intent of the parties.

(ii)     The language in all parts of this Separation Agreement shall be construed according to its plain and ordinary meaning. The parties and their counsel have cooperated in the drafting and preparation of this Separation Agreement, and this Separation Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

(iii)     No drafts of this Separation Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Separation Agreement.

(iv)     The headings contained in this Separation Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Separation Agreement. The parties acknowledge that each provision of this Separation Agreement reflects a “meeting of the minds” of the parties. No such provision or agreement shall be deemed null and void for lack of the requisite agreement of the parties. Each Party hereby waives any right to challenge the valid and binding nature of any such provision or agreement for lack of requisite agreement, and waives any defense based thereupon.

J.     Authority. The undersigned representative for each Party certifies that he or she is fully authorized by the Party whom he or she represents to enter into the terms and conditions of this Separation Agreement and to commit fully and bind such Party according to the provisions hereof.

K.     Execution. This Separation Agreement may be executed by facsimile signature, which shall be an equivalent to an original signature.

IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their respective duly authorized officers on the Execution Date, each copy of which will for all purposes be deemed to be an original.

BONDS.COM GROUP, INC.

By: /s/ John J. Barry IV
Name: John J. Barry IV
Title: CEO and President

Address: 1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432

BONDS.COM HOLDINGS, INC.

By: /s/ John J. Barry IV
Name: John J. Barry IV
Title: CEO and President

Address: 1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432

BONDS.COM INC.
By: /s/ John J. Barry IV
Name: John J. Barry IV
Title: Chairman

Address:     1515 S. Federal Highway
             Suite 212
     Boca Raton, FL 33432

BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT WHICH WAIVES CLAIMS INCLUDING THOSE UNDER THE AGE DISCRIMINATION IN EMPLOYOMENT ACT; THAT I HAVE BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND THE OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOOSING; THAT I FULLY UNDERSTAND ALL OF ITS TERMS; AND THAT I VOLUNTARILY AGREE TO THEM. I MAY ALSO REVOKE MY ACCEPTEANCE OF THIS AGREEMENT AFTER IT IS SIGNED BY SENDING WRITTEN NOTICE OF MY INTENTION TO REVOKE WITHIN SEVEN (7) DAYS AFTER IT HAS BEEN SIGNED. THE AGREEMENT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT (THE “EFFECTIVE DATE”).

/s/ Rodger Rees
RODGER REES

Address: 1917 NE 1st Street
  Deerfield Beach, FL 33441